Exhibit 10.1

NINTH AMENDMENT TO EMPLOYMENT AGREEMENT

This NINTH AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of December 10, 2024, by and between Craig Shore (the “Executive”) and InspireMD, Inc., a Delaware Corporation (the “Company”) for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015, July 25, 2016, March 25, 2019, August 14, 2020, November 4, 2021, January 17, 2022, January 18, 2023, and April 1, 2024, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the Parties desire to amend the Agreement in certain respects;

NOW, THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Section 5.1 of the Agreement, paragraphs (b) and (c), are hereby amended by deleting said paragraphs (b) and (c) in their entirety and substituting in lieu thereof the following new Section 5.1, paragraphs (b) and (c):

(b) (i) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy (as defined in Section 3.5) and the Education Fund (as defined in Section 3.6), owed to and/or previously deposited into the relevant accounts of or for the benefit of, the Executive as of the date of termination plus (ii) a one-time lump sum severance payment that shall include an amount equal to the sum of (A) 200% of the Executive’s annual base salary and (B) two times the annual cost to the Company of providing the automobile to the Executive (i.e. car allowance) and (C) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy and the Education Fund, which the Company would have been obligated to pay had the Executive remained employed in the same position and at the same base salary for the 24 months immediately following the date of termination, as were in effect for the 24 months immediately preceding the date of termination. The lump sum severance payment shall be paid on the Company’s first payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(c) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 24 months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 24-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

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Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Employment Agreement as of the date first set forth above.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Paul Stuka
Name:	Paul Stuka
Title:	Chairman of the Board

THE EXECUTIVE:

/s/ Craig Shore
Craig Shore, an individual